Exhibit 99.1

FOR IMMEDIATE RELEASE

AVP, Inc. Announces Completion of $3.5 Million
Financing and Hiring of New COO/CFO

LOS ANGELES, September 9, 2008 — AVP, Inc. (OTC Bulletin Board: AVPI) (“the Company”), a lifestyle sports entertainment company focused on professional beach volleyball, announced today the completion of a $3.5 million private placement financing from RJSM Partners, LLC. RJSM Partners, LLC is an investment company specializing in sports and entertainment with a focus in high value content properties. The new funds will be primarily used for working capital and the continued expansion of the Company’s lifestyle sports entertainment offerings in professional beach volleyball.

The financing consists of approximately $2.8 million in aggregate principal amount of the Company’s convertible debt, convertible into common stock at $.50 per share, and 50,000 shares of the Company’s Series B Preferred Stock (which convert into more than one common share). Interest earned on the convertible debt represents a liquidation preference and is payable only upon a liquidation event. Upon full conversion of both instruments, RJSM will beneficially own approximately 7 million shares of common stock, all of which they can vote upon closing. In connection with its investment RJSM will be entitled to appoint two directors.

The Company also announced that the number of members on its board of directors will be reduced from nine to five and the resignation of five of the Company’s directors. Effective at the closing of the financing, the Company’s board of directors will consist of Leonard Armato (Chairman), Jason Hodell, Nick Toor, Mike Pearce, and Justin Kamm.

The Company also announced the permanent hiring of director Jason Hodell as its COO and CFO. Mr. Hodell is a West Point and Wharton Business School graduate. He has experience as an Army Infantry Officer, M&A investment banker with J.P. Morgan, corporate turnaround executive, and hedge fund manager. He joined the Company’s board of directors on May 5, 2008 and has previously served as Chairman of the Audit Committee. Mr. Hodell has also competed in AVP events.

“The AVP is a unique, valuable, and immensely exciting sport seen or experienced by millions of people annually,” said Nick Lewin, managing member of RJSM Partners, LLC. “We’re delighted to be investing in AVP to expand the reach and the breadth of this tremendous property.”

“We are delighted to close this round of financing with RJSM. Not only will this provide AVP with required working capital but RJSM includes a number of investors who will be of great strategic value to AVP”, said Leonard Armato, AVP Chairman, CEO and Commissioner. “Coming off the momentum of the Olympic Games, and the unprecedented success that beach volleyball and our AVP Gold Medalists enjoyed, AVP looks forward to our future with tremendous optimism. I am also pleased to have an executive the caliber of Jason Hodell join us as we look to make our business model even more efficient while capitalizing upon our increased momentum.”

“Volleyball has been a special part of my life and I am thrilled to be joining the AVP at an exciting time,” said Jason Hodell, COO/CFO. “This financing comes on the heels of Olympic success and leaves the AVP with terrific opportunities to grow the sport and our franchise.”

Additional details on the transaction will be provided in an upcoming Form 8-K filing with the Securities and Exchange Commission.

About AVP, Inc.
AVP, Inc. is a leading lifestyle sports entertainment company focused on the production, marketing and distribution of professional beach volleyball events worldwide. One of the fastest growing entities in the sports world, the AVP operates two of the industry's most prominent national outdoor touring series, the AVP Pro Beach Volleyball Tour (1983) and the AVP Hot Winter Nights Indoor Tour (launched in 2008). The AVP is set to stage more than 35 events throughout the United States in 2008 and features more than 150 of the top men and women competitors in the sport. AVP athletes won both the women’s and men’s gold medals at the 2008 Games in Beijing. AVP is headquartered in Los Angeles, Calif., and the company’s stock trades under the symbol AVPI on the OTC Bulletin Board. For more information, please visit www.avp.com.

Forward Looking Statements
Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual results might differ materially from those in the forward-looking statements, if we receive less sponsorship and advertising revenue than anticipated, or if attendance is adversely affected by unfavorable weather. Event-related expenses, such as for the stadium, transportation and accommodations, or security might be greater than expected; or marketing or administrative costs might be increased by our hiring, not currently planned, of a particularly qualified prospect. Additional factors have been detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-KSB and 10-QSB.

AVP, Inc.
Investor Relations
(310) 426-7177

Media Contact:
AVP / Brener Zwikel & Associates
Crystal Fukumoto
818.462.5605/Crystalf@bzapr.com
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